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                           November 6, 2020

       T. Lane Wilson
       Senior Vice President and General Counsel
       TRANSCONTINENTAL GAS PIPE LINE COMPANY, LLC
       The Williams Companies, Inc.
       One Williams Center, Suite 4700
       Tulsa, OK 74172

                                                        Re: TRANSCONTINENTAL
GAS PIPE LINE COMPANY, LLC
                                                            Registration
Statement on Form S-4
                                                            Filed November 2,
2020
                                                            File No. 333-249803

       Dear Mr. Wilson:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Robyn E. Zolman